Exhibit 10.26
U.S. BANCORP
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT (this “Agreement”) is made as of #Grant Date# (the “Grant Date”) by and between U.S. Bancorp (the “Company”) and #ParticipantName+C# (“Participant”). This Agreement sets forth the terms and conditions of a restricted stock unit award (the “RSU Award”) representing the right to receive #QuantityGranted# shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). The grant of the RSU Award is made pursuant to the Company’s 2024 Stock Incentive Plan, which was approved by shareholders on April 16, 2024 (as may be further amended, the “Plan”) and is subject to the terms of this Agreement and the Plan. Capitalized terms that are not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.
The Company and Participant, intending to be legally bound, agree as follows:
1.Award
Subject to the terms and conditions of the Plan and this Agreement, the Company grants to Participant a RSU Award entitling Participant to #QuantityGranted# restricted stock units (the “Units”). Each Unit represents the right to receive one share of Common Stock, subject to the vesting requirements and distribution provisions of this Agreement and the terms of the Plan. The shares of Common Stock distributable to Participant with respect to the Units granted hereunder are referred to as the “Shares”.
2.    Vesting; Forfeiture

(a)    Subject to Sections 2(b) and 2(c), the Units shall vest pursuant to the following rules:
(i)    Time-Based Vesting Conditions. Except as otherwise provided in subsections (ii) through (v)[vi] below, the Units shall vest in installments on the date or dates set forth in the vesting schedule (the “Vesting Schedule”) detailed at the end of this Agreement in the Appendix: Vesting Schedule (the date(s) set forth of the Vesting Schedule, each, a “Scheduled Vesting Date”), contingent on Participant's continuous employment by the Company or any Affiliate through any applicable Scheduled Vesting Date, and will be settled in accordance with Section 3(a).
(ii)    Continued Vesting Upon Separation from Service Due to [Retirement or] Disability. If Participant remains continuously employed by the Company or an Affiliate of the Company through the date of Participant’s Separation from Service (as defined in Section 10) with the Company or the Affiliate by reason of [Retirement (as defined in Section 10) or] Disability (as defined in Section 10) prior to the Scheduled Vesting Date, the Units shall continue to vest on the remaining Scheduled Vesting Dates and will be settled in accordance with Section 3(a)[, provided in the case of Separation from Service by reason of Retirement,

Participant does not engage in Competition prior to the Scheduled Vesting Date, subject to applicable law].
(iii)    Acceleration of Vesting upon Death. If, prior to the Scheduled Vesting Date, Participant (A) ceases to be an employee by reason of death while in the employ of the Company or any Affiliate, or (B) dies after a Separation from Service by reason of Retirement [on or after the third anniversary of the Grant Date and the Committee or the Board determined pursuant to Section 2(a)(vi) below to provide for continued vesting,] or Disability, then the Units will become vested as of the date of death and will be settled in accordance with Section 3(c).
(iv)    Acceleration of Vesting Upon Qualifying Termination. If Participant has been continuously employed by the Company or any Affiliate until the date Participant experiences a Qualifying Termination (as defined in Section 10) that occurs prior to a Scheduled Vesting Date, then, immediately upon such Qualifying Termination, the Units shall become vested and will be settled in accordance with Section 3(b).
(v)    Continued Vesting Upon Qualifying Severance. If Participant has been continuously employed by the Company or any Affiliate from the Grant Date until the date of a Qualifying Severance (as defined in Section 10), then the Units that are not vested at the time of the Qualifying Severance and that would vest under subsection (i) if Participant remained continuously employed through solely the second anniversary of the Qualifying Severance, shall continue to vest on the remaining Scheduled Vesting Dates that are on or before the second anniversary of the Qualifying Severance. Units vested in accordance with this subsection (v) will be settled in accordance with Section 3(a).
[(vi)    Continued Vesting Upon Separation from Service Due to Retirement at the Discretion of the Committee or the Board. If Participant has been continuously employed by the Company or any Affiliate from the Grant Date until the Participant’s Separation from Service (as defined in Section 10) with the Company or the Affiliate by reason of Retirement (as defined in Section 10) and the Separation from Service occurs on or after the third anniversary of the Grant Date, then the Committee or the Board may, in its sole discretion, provide that the Units that are not vested at the time of Participant’s Separation from Service and that would vest under subsection (i) if Participant remained continuously employed shall continue to vest on the remaining Scheduled Vesting Dates. Units vested in accordance with this subsection (vi) will be settled in accordance with Section 3(a).]
Except as provided above in this Section 2(a), if Participant’s employment with the Company or an Affiliate terminates, any Units that have not vested at the time of the termination shall be immediately and irrevocably forfeited.
(b)    Forfeiture if Violation of any Restrictive Covenant Agreement or Engaging in Competition. Notwithstanding any other provision of this Agreement, Units that have not become vested previously may also be immediately and irrevocably forfeited, to the fullest extent permissible under applicable law, if the Company determines that (i) Participant has not complied with the terms of any confidentiality, non-solicitation, or other restrictive covenant agreement between the Company or an Affiliate and Participant at all times since the Grant Date or (ii) in the case of a Participant’s Separation from Service as a result of Retirement, Participant has engaged in Competition prior to the Scheduled Vesting Date.
(c)    Special Risk-Related Cancellation Provisions. Notwithstanding any other provision of this Agreement, if at any time subsequent to the Grant Date the Committee determines, in its sole discretion, that Participant has subjected the Company to significant financial, reputational, or other risk by (i) failing to comply with Company policies and procedures, including the Code of Ethics and Business Conduct, (ii) violating any law or regulation, (iii) engaging in negligence or willful misconduct, or (iv) engaging in activity resulting in a significant or material control deficiency under the Sarbanes-Oxley Act of 2002, then all or part of the Units granted under this Agreement that have not been settled (and Shares delivered) at the time of such determination may be cancelled. If any Units are cancelled pursuant to this provision, Participant will have no rights with respect to the Units (including, without limitation, any rights to receive a distribution of Shares with respect to the Units and the right to receive Dividend Equivalents).
3.    Distribution of Shares with Respect to Units
Following the vesting of the Units and in connection with the payment of any applicable withholding taxes pursuant to Section 7 hereof, the Company shall cause to be issued and delivered to Participant (including through book entry) Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, as follows:
(a)    Distributions on Scheduled Vesting Dates (Including for Retirement, Disability, and Qualifying Severance). As soon as administratively feasible following each Scheduled Vesting Date (but in no event later than December 31st of the year in which such Scheduled Vesting Date occurs), all Shares issuable pursuant to Units that become vested pursuant to subsections (i), (ii), [and] (v)[, and (vi)] of Section 2(a) (and with respect to which Shares have not been distributed previously) shall be distributed to Participant.
(b)    Qualifying Termination Distributions. As soon as administratively feasible following a Separation from Service in connection with a Qualifying Termination (and in any case no later than 60 days following such Separation from Service except as otherwise provided in this Section 3(b)), all Shares issuable pursuant to Units that become vested as a result of such Qualifying Termination (and with respect to which Shares have not been distributed previously) shall be distributed to Participant. Notwithstanding the foregoing, any Shares issuable to a Specified Employee (as defined in Section 10) as a result of a Separation from Service in connection with a Qualifying Termination will not be delivered to such Specified Employee until the date that is six months and one day after the date of the Separation from Service. If in connection with a Change in Control the Units are adjusted, or units in the acquiring or surviving entity are substituted for the Units, or the Plan is terminated, in each case as permitted under the Plan and in accordance with Section 409A, then the terms of such adjustment, substitution or plan termination will govern the treatment of the Units, including the time and manner of settlement of the Units.

(c)    Distributions Following Death. As soon as administratively feasible following the death of Participant (but in no event later than December 31st of the first calendar year following the calendar year in which the death occurred) all Shares issuable pursuant to Units that become vested pursuant to Section 2(a)(iii) (and with respect to which Shares have not been distributed previously) shall be distributed to the representatives of Participant or to any Person to whom the Units have been transferred by will or the applicable laws of descent and distribution.
In the event that the number of Shares distributable pursuant to this Section 3 is a number that is not a whole number, then the number of Shares distributed shall be rounded down to the nearest whole number.
4.    Rights as Shareholder; Dividend Equivalents
Prior to the distribution of Shares with respect to Units pursuant to Section 3 above, Participant shall not have ownership or rights of ownership of any Shares underlying the Units; provided, however, that Participant shall be entitled to receive cash Dividend Equivalents on outstanding Units (i.e., Units that have not been forfeited, cancelled or settled), whether vested or unvested, if cash dividends on the Common Stock are declared by the Board on or after the Grant Date. Such Dividend Equivalents will be in an amount of cash per Unit equal to the cash dividend paid with respect to a share of outstanding Common Stock. The Dividend Equivalents shall be treated as earnings on, and as a separate amount from, the Units for purposes of Section 409A of the Code and will be paid out as soon as administratively feasible following the Common Stock dividend payable date, but in no event later than December 31st of the year in which the payable date is declared. Dividend Equivalents paid with respect to dividends declared before the delivery of the Shares underlying the Units will be treated as compensation income for tax purposes and will be subject to income and payroll tax withholding by the Company.
5.    Restriction on Transfer

Except for transfers by will or the applicable laws of descent and distribution, Units cannot be sold, assigned, transferred, gifted, pledged, or in any manner encumbered, alienated, attached or disposed of, and any purported sale, assignment, transfer, gift, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company and its Affiliates. No such attempt to transfer the Units, whether voluntary or involuntary, by operation of law or otherwise (except by will or laws of descent and distribution), shall vest the purported transferee with any interest or right in or with respect to the Units or the Shares issuable with respect to the Units.
6.    Securities Law Compliance

The delivery of all or any of the Shares in accordance with the RSU Award shall be effective only at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the

Shares. The Company may, in its sole discretion, (i) delay the delivery of the Shares; or (ii) place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Common Stock is traded.
7.    Tax Withholding

In order to comply with all applicable federal, state, local and foreign tax laws or regulations, the Company, or any of its applicable Affiliates, may take such action as it deems appropriate to ensure that all applicable amounts required to satisfy withholding, income or other tax obligations (“Tax-Related Obligations”) are withheld or collected from Participant or any other person receiving or exercising Participant’s rights under the RSU Award; provided that Participant acknowledges and agrees that Participant retains ultimate responsibility for the satisfaction of any applicable Tax-Related Obligations regardless of any actions that the Company or its Affiliates may take.  Without limiting the foregoing, the Company and its Affiliates will require the satisfaction of all Tax-Related Obligations, in an amount determined in the sole discretion of the Company or its applicable Affiliate in accordance with applicable law, through net Share settlement at the time of delivery of Shares (i.e., the Company or the Affiliate withholds a portion of the Shares otherwise to be delivered with a Fair Market Value, as such term is defined in the Plan, equal to the amount of such Tax-Related Obligations).
8.    Miscellaneous

(a)    This Agreement is issued pursuant to the Plan and is subject to its terms. The Plan is available for inspection during business hours at the principal office of the Company. In addition, the Plan may be viewed on the Fidelity website at www.netbenefits.com (or the website of any other stock plan administrator selected by the Company in the future).
(b)    This Agreement shall not confer on Participant any right with respect to continuance of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.
(c)    Participant acknowledges that the grant, vesting or any payment with respect to the RSU Award, and the sale or other taxable disposition of the Shares issued with respect to the Units hereunder may have tax consequences pursuant to the Code or under local, state or international tax laws. It is intended that the RSU Award shall comply with Section 409A of the Code, and the provisions of this Agreement and the Plan shall be construed and administered accordingly. Any amendment or modification of the RSU Award (to the extent permitted under the terms of the Plan), will be undertaken in a manner intended to comply with Section 409A, to the extent applicable. Notwithstanding the foregoing, there is no guaranty or assurance as to the tax treatment of the RSU Award. Participant acknowledges that Participant is relying solely and exclusively on Participant’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company, its Affiliates, or any of their employees or representatives). Participant understands and agrees that any and all tax consequences resulting from the RSU Award and its grant, vesting, amendment, or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the RSU Award, is solely and exclusively the responsibility of Participant without any expectation or understanding that the Company, its Affiliates, or any of their employees or representatives will pay or reimburse Participant for such taxes or other items.
(d)    Participant acknowledges and agrees that all amounts payable under the RSU Award are subject to the terms of any applicable clawback or recoupment policy, as in effect from time to time, whether approved before or after the effective date of this Agreement and, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all amounts payable under the RSU Award are subject to offset in the event that Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any such policy. In the event of a clawback, recoupment or forfeiture event under any such policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the RSU Award, and the Company shall be entitled to recover from Participant the amount specified under the policy to be clawed back, recouped or forfeited.

(e)    The Plan and this Agreement constitute the entire agreement between the parties hereto concerning the subject matter hereof and supersede all prior agreements, communications, proposals and undertakings, written or oral, among the parties with respect thereto.

(f)     If any provision of the Agreement is held to be unenforceable, then the Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable. If a court declines to amend the Agreement as provided herein, the invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in the Agreement.

(g)    Any notice required to be given or delivered to either party under the terms of this Agreement shall be in writing and may be delivered by hand, intraoffice mail, fax, electronic mail or other electronic means, or via postal service, postage prepaid, and directed to the Company at its principal corporate office; and to Participant at the electronic mail or postal address as shown on the records of the Company from time to time or as otherwise determined appropriate by the Company, in its sole discretion.

9.    Venue; Governing Law

The validity, construction and effect of the RSU Award shall be determined in accordance with the laws of the State of Delaware. Any claim or action brought with respect to the RSU Award shall be brought in a federal or state court located in Minneapolis, Minnesota, and the parties hereby waive any objection or defense based upon personal jurisdiction, venue or forum non conveniens.
10.    Definitions

For purposes of this Agreement, the following terms shall have the definitions as set forth below:
(a)    “Change in Control” shall have the meaning ascribed to it in the Plan, but only if the event or circumstances constituting such change in control also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code.
(b)    “Competition” means Participant is affiliated, directly or indirectly, including but not limited to as a director, officer, employee, partner, consultant, independent contractor, agent or otherwise with another bank, financial services company or business enterprise that engages in business activities similar to some or all of the business activities of the Company and its Affiliates during Participant’s employment, including firms publicly disclosed by the Company in its financial and compensation peer groups in the Company’s most recent annual proxy statement. Notwithstanding anything in the Agreement to the contrary, the scope of Competition will only be as broad as allowed by applicable law. The Company may require Participant to provide a certification, in a form satisfactory to the Company, that Participant has not engaged in Competition prior to the Scheduled Vesting Date to the extent the Competition restriction in 2(b) above is applicable.
(c)    “Disability” means leaving active employment and qualifying for and receiving disability benefits under the Company’s long-term disability programs as in effect from time to time.
(d)    “Qualifying Severance” means Participant’s Separation from Service at least six months from the Grant Date pursuant to which Participant is entitled (or would be entitled if Participant were a U.S. employee performing services in the U.S. for an eligible employer) to severance benefits under the U.S. Bank Severance Pay Program, including satisfying any requirements related to signing and not revoking a general release of claims and post-termination covenants; provided, however, that if the Separation from Service occurs immediately following a leave of absence, the Separation from Service shall constitute a Qualifying Severance only if the leave of absence ends within six months of its commencement.
(e)    “Qualifying Termination” means:
(i)    Participant’s Separation from Service as a result of the Company’s termination of Participant’s employment for any reason other than Cause within 12 months following a Change in Control;
(ii)    Participant’s Separation from Service as a result of Disability within 12 months following a Change in Control; or
(iii)    Participant’s Separation from Service (other than as a result of Participant’s termination of employment by the Company for Cause) within 12 months following a Change in Control, if, at the time of such Separation from Service, Participant is age 55 or older and has had 10 or more years of employment with the Company or its Affiliates following Participant’s most recent date of hire by the Company or its Affiliates.
For purposes of this definition, the term Company shall be deemed to include any Person that has assumed the RSU Award (or provided a substitute award to Participant) in connection with a Change in Control.
(f)    “Retirement” means a Separation from Service (other than for Cause) by Participant who is age 55 or older and has had 10 or more years of employment with the Company or its Affiliates following Participant’s most recent date of hire by the Company or its Affiliates.
(g)     “Separation from Service” means Participant’s separation from service with the Company and its affiliates, as determined under Treasury Regulation section 1.409A-1(h)(1), provided, that the term “affiliate” shall mean a business entity which is affiliated in ownership with the Company and that is treated as a single employer under the rules of section 414(b) and (c) of the Code (applying the eighty percent common ownership standard).
(h)    “Specified Employee” shall mean any Participant who is a specified employee for purposes of section 1.409A-1(i) of the U.S. Treasury Regulations, determined in accordance with the rules set forth in the separate document entitled “U.S. Bank Specified Employee Determination”.

Appendix
Vesting Schedule